Exhibit 8

ADDENDUM AGREEMENT

dated [●] June 2022

VOLVO CAR CORPORATION

and

THE MANAGERS

Addendum and confirmation of application of the Investment Holders’ Agreement dated 30 June 2019

Table of contents

1.	Background	1
2.	Addendum	1
3.	MISCELLANEOUS	3
4.	GOVERNING LAW AND DISPUTE RESOLUTION	3

ScheduleS

Schedule 1 Managers

Schedule 2 Lock-up exceptions

This Addendum Agreement to the Investment Holders’ Agreement (this “Addendum Agreement”) is dated [●] June 2022 and made between:

(1)	Volvo Car Corporation, reg. no. 556074-3089 (the “Investor”) and

(2)	the persons whose names and addresses are set out in Schedule 1 (the “Managers”).

The Investor and the Managers are hereinafter individually referred to as a “Party” and collectively as the “Parties”.

1.	Background

1.1	PSINV AB is a holding company which has an ownership in the Polestar group. The Investor owns the majority of the shares in PSINV AB and the Managers have acquired shares in PSINV AB. On 30 June 2019, the Parties entered into an Investment Holders’ Agreement (the “IHA”) to govern the Managers’ holding of shares in PSINV AB.

1.2	It is planned that the Polestar group shall be listed through a so-called de-SPAC currently scheduled for 23 June 2022, which will result in the securities of Polestar Automotive Holding UK Limited (“Polestar UK”) being listed on Nasdaq Capital Market (New York) (“Nasdaq New York”)(the “de-SPAC Event”).

1.3	The Parties have a common understanding that the de-SPAC Event constitutes a “Polestar IPO” under the IHA. Consequently, in accordance with the IHA, (i) the Investor is obligated to repurchase the Managers’ shares in PSINV AB, (ii) the Managers are obligated to reinvest the net proceeds (after taxes payable) in securities in Polestar UK in connection with the de-SPAC Event and (ii) such reinvestment by the Managers should be subject to a lock-up undertaking (the “Program Exit”).

1.4	The Parties are now entering into this Addendum Agreement to confirm the application of the relevant provisions in the IHA and the details thereof in order to achieve the Program Exit.

1.5	Capitalized terms used, but not defined, in this Addendum Agreement shall have the meaning ascribed to them in the IHA.

2.	Addendum

2.1	Repurchase of shares

2.1.1	The Parties agree that the Investor shall repurchase the Managers’ shares in PSINV AB (the “Repurchase”).

2.1.2	The purchase price per share in the Repurchase will be based on a third party valuation and is considered to constitute the market value of the shares. The valuation per share will be based on the volume-weighted average trading price of Polestar UK’s American Depositary Receipts (ADRs) during the first three (3) trading days after Polestar UK’s disclosure of the super 20-F (the “Repurchase Price”). The super 20-F is scheduled to be disclosed four (4) trading days after the de-SPAC Event.

1(7)

2.1.3	The Repurchase shall be made on an as-is basis.

2.1.4	The Repurchase shall be carried out by the Parties as soon as possible after the establishment of the Repurchase Price (the “Repurchase Date”).

2.1.5	Each Manager undertakes to provide the relevant bank account details to the Investor for the payment of the Repurchase Price no later than 20 June 2022.

2.1.6	For the avoidance of doubt, the Investor will not withhold any tax or report the Repurchase to relevant tax authorities and it is up to each Manager to report and pay applicable taxes in relation to the Repurchase to relevant tax authorities.

2.2	Reinvestment by the Managers

2.2.1	The Parties agree that each Manager shall reinvest the Net Proceeds (as defined below) in ADRs in Polestar UK directly on the open market. The reinvestment may be carried out by the Managers themselves or by the assistance of a third party facilitating the reinvestment.

2.2.2	The Net Proceeds for each Manager shall correspond to the aggregated Repurchase Price (the “ARP”) received by such Manager through the Repurchase less an amount corresponding to 25% (constituting the effective tax rate on capital gains on unlisted Swedish shares under Swedish tax law) of the capital gain contained in such ARP as the standard tax rate unless the Manager is tax resident in another jurisdiction than Sweden and provides another applicable tax rate (in such case, this information shall be provided no later than 20 June 2022).

2.2.3	The reinvestment shall be carried out by the Managers no later than fifteen (15) business days after the Repurchase Date and in compliance with Polestar UK’s insider trading policy and/or applicable security law legislation. If the Managers would be prohibited to acquire ADRs due to Polestar UK’s insider trading policy and/or applicable security law legislation, the reinvestment shall be carried out as soon as possible thereafter. A business day shall in this Addendum Agreement be a banking day in New York, London and Stockholm.

2.2.4	Each Manager undertakes to provide the Investor with satisfactory evidence of the reinvestment (e.g. transactions or settlement notes) no later than on the seventeenth (17th) business day after the Repurchase Date.

2.3	Lock-up undertaking by the Managers

2.3.1	Subject to the exceptions set forth in Schedule 2, the Managers’ shall not offer for sale, sell (including any short sale), transfer, tender, hypothecate, pledge, convert, encumber, assign or otherwise dispose of, directly or indirectly (including by gift, merger, tendering into any tender offer or exchange offer or otherwise, or enter into any contract, option, derivative, swap, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement), or agree or consent to any of the foregoing, in whole or in part, any ADRs or other securities in Polestar UK, or any economic consequences thereof (collectively, a “Transfer”) for a period of 180 days from the de-SPAC Event, without the prior written consent, which shall not be unreasonably withheld, conditioned or delayed, of the Investor.

2(7)

2.4	Power of attorney

2.4.1	Each Manager hereby authorises Björn Annwall, personal identification number 750425-0171 and Hanna Fager, personal identification number 750514-4845, or such other persons as may be designated by them, (jointly the “Representatives”) to jointly and without limitation (other than as explicitly stated herein) represent and act on behalf of each Manager in connection with the Program Exit.

2.4.2	The Representatives shall be entitled to take any actions or decisions and enter into or execute any agreement or other document that are necessary, or that the Representatives in their sole discretion consider necessary, appropriate or beneficial, in order to carry out the Program Exit, as relevant.

2.4.3	Without limiting the generality of the foregoing, the Representatives’ authority granted hereunder shall include, inter alia, to negotiate, execute and deliver any and all documents, actions and agreements in relation to the repurchase of the Manager’s shares by the Investor (Section 2.1).

2.4.4	Each Manager hereby undertakes to ratify and confirm each and every action undertaken in good faith by the Representatives in the exercise of this power of attorney and undertake to indemnify and hold harmless the Representatives for any loss, liability or expense incurred or arising out of, or in connection with, performing its assignment as Representatives under this power of attorney (except to the extent arising as a result of fraud or gross negligence committed by the Representatives), and not to challenge any action, request, election, proposal, agreement, undertaking or consent taken, made or given by the Representatives in good faith when representing me/us as set out in this power of attorney.

2.4.5	This power of attorney shall automatically expire at the earlier of (i) the completion of the Program Exit, and (ii) one year from the date hereof.

3.	MISCELLANEOUS

3.1	The Investor undertakes to provide each Manager with a transaction summary in the form of Schedule 3 on the Repurchase Date.

3.2	This Addendum Agreement will enter into force when signed by all Parties.

3.3	This Addendum Agreement and the actions to be carried out herein as part of the Program Exit is conditional upon that the de-SPAC Event is carried out no later than on 1 September 2022.

3.4	This Addendum Agreement constitutes an integrated part of the IHA. Matters which are not covered by this Addendum Agreement shall be regulated by the IHA.

4.	GOVERNING LAW AND DISPUTE RESOLUTION

The provisions regarding governing law and arbitration set out in Sections 15-16 of the IHA shall apply also to this Addendum Agreement.

3(7)

In Witness whereof, the Parties hereto have signed this Addendum Agreement electronically.

Signed on behalf of the INVESTOR

Name: Björn Annwall	Name: Hanna Fager

Signed on behalf of each MANAGER

Name: Lars Danielson	Name: David Richter

Name: Henrik Green	Name: Håkan Samuelsson

Name: Maria Hemberg	Name: Ian Zhang

Name: Jonathan Goodman	Name: Nils Mösko

Name: Carla De Geyseleer	Name: Thomas Ingenlath

4(7)

SCHEDULE 1 – Managers

Lars Danielson
David Richter
Håkan Samuelsson
Henrik Green
Maria Hemberg
Ian Zhang
Nils Mösko
Jonathan Goodman
Carla de Geyseleer
Thomas Ingenlath

5(7)

SCHEDULE 2 – Lock-up exceptions

Notwithstanding the lock-up undertaking by the Managers, the Managers shall not be prohibited from:

(A)	accepting, or executing and delivering an irrevocable commitment to or undertaking to accept (without any further agreement to Transfer any Shares or interest therein) a tender offer or similar transaction made by a third party to all of holders of Polestar UK. in accordance with applicable law, including securities laws, to acquire greater than 50% of the outstanding Class A shares of Polestar UK;

(B)	accepting any Transfer of Polestar UK securities granted in respect of a rights issue or other similar pre-emptive share offering by Polestar UK;

(C)	Transfers by bona fide gift to members of the Manager’s immediate family or to a trust, the beneficiary of which is a member of such Manager’s immediate family, to an affiliate of such person or to a charitable organization;

(D)	Transfers by will or by virtue of laws of descent and distribution upon death of the Manager;

(E)	Transfers required by law or by any competent authority or by order of a court of competent jurisdiction;

(F)	Transfers pursuant to a qualified domestic relations order or divorce settlement;

(G)	Transfers to a capital insurance scheme (Sw. kapitalförsäkring) or an investment savings account (ISK), provided that, in relation to the capital insurance scheme, (i) the undersigned undertakes to irrevocably instruct the relevant insurance company providing the undersigned with a capital insurance (the “Insurance Provider”) to abide by the restrictions on the sale of securities hereunder; or

(H)	other than in respect of the CEO of Polestar UK, Transfers in the event an undersigned’s employment is terminated without cause by the Investor or Polestar UK, as applicable.

6(7)

Schedule 3 – Transaction Information

To: [name of Manager]

With reference to the Investment Holders’ Agreement dated 30 June 2019 (the “IHA”) and the addendum agreement to the IHA dated [] June 2022, we hereby set out the following transaction details relevant to you.

Investment Amount
Number of Shares in PSINV
Repurchase Date
Repurchase Price per share
Aggregated Repurchase Price
Reinvestment Amount
Latest Reinvestment Date
Latest date for providing evidence of Reinvestment

Signed on behalf of
Volvo Car Corporation

Name: Björn Annwall	Name: Hanna Fager

7(7)